PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 11, 2023)	Registration No. 333-271903

MURPHY CANYON ACQUISITION CORP.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

PROSPECTUS SUPPLEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2023

This prospectus supplement amends and supplements the prospectus dated August 11, 2023 (as amended and supplemented to date, the “Prospectus”), which forms a part of the Registration Statement of Murphy Canyon Acquisition Corp. (the “Company”) on Form S-4 (Registration No. 333-271903) (the “Registration Statement”). The Prospectus and Registration Statement relate to an offering of securities of the Company to shareholders of Conduit Pharmaceuticals Limited (“Conduit”) in connection with the proposed merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of November 8, 2022 and as amended on January 27, 2023 and May 11, 2023 (the “Merger Agreement”), which, among other things, provides for the merger of a wholly-owned subsidiary of the Company with and into Conduit, with Conduit surviving the merger as a wholly-owned subsidiary of the Company. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Before you invest, you should read the Prospectus and the Registration Statement and other documents MURF has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 29 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete.

September 13, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2023

Murphy Canyon Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300 San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 760-471-8536

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one share of Class A Common Stock and one Redeemable Warrant	MURFU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	MURF	The Nasdaq Stock Market LLC

Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	MURFW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported by Murphy Canyon Acquisition Corp., a Delaware corporation (the “Company”), on Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 8, 2022, November 14, 2022, January 30, 2023 and May 11, 2023, the Company entered into an Agreement and Plan of Merger, dated as of November 8, 2022, as amended on January 27, 2023 and May 11, 2023 (as amended, the “Merger Agreement”), with Conduit Merger Sub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (the “Merger Sub”), and Conduit Pharmaceuticals Limited, a Cayman Islands exempted company (“Conduit”), pursuant to which, among other matters, subject to the terms and conditions therein, the Company intends to consummate its initial business combination with Conduit (the “Business Combination”). The Company following the Business Combination is referred to herein as “New Conduit.”

In connection with the transactions contemplated by the Merger Agreement, on September 13, 2023, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Nirland Limited, a Guernsey company (the “Private Placement Investor”), which is in lieu of, and on substantially similar terms as, the previously entered into private placement for $27 million. Pursuant to the Subscription Agreement, the Private Placement Investor has agreed to purchase $20 million (the “Private Placement”) units of the Company (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of the Company’s common stock (each, a “Warrant”), for a purchase price of $10.00 per Unit (the “Purchase Price”) in the Private Placement. The Subscription Agreement contains registration rights, pursuant to which within fifteen (15) business days after the closing of the Private Placement, the Company will use reasonable best efforts to file with the SEC a registration statement registering the resale of shares of common stock included in the Units and the shares of common stock issued and issuable upon exercise of the Warrants. The closing of the Private Placement is conditioned on there not being a suspension of the qualification of common stock for offering or sale or trading in any jurisdiction, or the initiation or threatening of any material legal proceeding, no legal prohibitions to consummate the Business Combination, and all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement having been satisfied or waived.

The Warrant will be exercisable for a period of five years after the completion of the Business Combination and will have an exercise price of $11.50 per share, subject to adjustment as set forth in the Warrant for stock splits, stock dividends, recapitalizations and similar customary adjustments. The Private Placement Investor may exercise each Warrant on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. The Private Placement Investor has contractually agreed to restrict its ability to exercise the Warrants such that the number of shares of the common stock held by the Private Placement Investor and its affiliates after such exercise does not exceed the beneficial ownership limitation set forth in the Warrant which may not exceed 4.99% of then issued and outstanding shares of the Company’s common stock.

On September 13, 2023, St George Street Capital (“St George Street”), an existing holder of Conduit’s ordinary shares, sold 78 of the ordinary shares of Conduit held by it to the Private Placement Investor in a transaction unrelated to the Private Placement. As a result, St George Street is anticipated to hold approximately 4,749,313 shares of New Conduit common stock following the Business Combination, which is anticipated to be approximately 7.3% of the issued and outstanding shares of common stock of New Conduit.

The foregoing description of the Subscription Agreement is qualified in its entirety by reference to the form of the Subscription Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and the terms of which are incorporated herein by reference.

In connection with the closing of the Business Combination, the Company intends to enter into a termination agreement with Prospect Science Ventures Limited with respect to the subscription agreement that Prospect Science Ventures Limited had previously entered into with the Company on November 8, 2023 and amended on January 27, 2023. Accordingly, the aggregate amount of the Private Placement that is expected to close concurrently with the Business Combination will be $20 million (instead of the previously disclosed $27 million).

Item 8.01. Other Events.

Supplement to Proxy Statement/Prospectus

The Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a prospectus dated August 11, 2023, which, as amended and supplemented to date, forms a part of the Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the offering of securities of the Company to shareholders of Conduit in connection with the Business Combination.

This supplemental information should be read in conjunction with the definitive proxy statement/prospectus and all amendments and supplements thereto, which should be read in their entirety. Page references in the below disclosures are to pages in the definitive proxy statement/prospectus, and defined terms used but not defined herein have the meanings set forth in the definitive proxy statement/prospectus. To the extent the following information differs from or conflicts with the information contained in the definitive proxy statement/prospectus, the information set forth below shall be deemed to supersede the respective information in the definitive proxy statement/prospectus.

In the Amended and Restated Notice of Special Meeting of Stockholders at proposal 6:

“Prospect Science Ventures Limited (the “Private Placement Investor”)” shall be replaced with “Private Placement Investor”.

The definition of “Private Placement Investor” on page 3 of the definitive proxy statement/prospectus is hereby amended and restated as follows:

“Private Placement Investor” means Nirland Limited, a Guernsey company.

The sixth full paragraph on page 128 of the definitive proxy statement/prospectus is amended and restated in its entirety (new language indicated by bold underline):

“If the Nasdaq proposal is adopted, up to 69,000,000 shares of New Conduit common stock, (including up to 2,000,000 shares of New Conduit common stock issuable upon exercise of warrants) may be issued pursuant to the terms of the Merger Agreement and the Subscription Agreement, which would result in significant dilution to MURF’s stockholders, and would afford stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of MURF after the closing of the Business Combination.”

Proforma Impact on Reduced Private Placement Amount

If the revision to the Private Placement amount from $27 million to $20 million had been reflected in the Prospectus dated August 11, 2023, the impact on the Assuming No Redemption Scenario and the Assuming Maximum Redemption Scenario in the unaudited pro forma condensed combined financial information would have been as follows:

●	cash and cash equivalents would have been reduced by $7.0 million (in both redemption scenarios),
●	additional paid-in-capital would have been reduced by $6.9 million (in both redemption scenarios),
●	the derivative warrant liability would have been reduced by $0.1 million (in both redemption scenarios),
●	the number of shares of New Conduit common stock assumed issued and outstanding would have been reduced from:

○	75.2 million to 74.5 million in the Assuming No Redemption Scenario, and
○	73.1 million to 72.4 million in the Assuming Maximum Redemption Scenario.

As a result of the revised Private Placement amount, New Conduit will continue to initiate its clinical trial programs following the Business Combination and may look to raise additional capital at such time as required to fund certain trials where necessary.

Additional Risks Related to the Business Combination

The Company is not currently aware of any litigation relating to Merger Agreement or the Business Combination. However, any litigation relating to the closing of the Business Combination could have a material adverse effect on New Conduit’s securities.

In August 2023, Conduit received a letter from Strand Hanson Limited (“Strand”) claiming it was owed advisory fees pursuant to a previously executed letter. Conduit rejected and disputes the substance of the letter in full. Following such rejection, on September 7, 2023, Strand filed a claim in the Business and Property Courts of England and Wales claiming it is entitled to be paid by Conduit the sum of $2 million and, in the event the Business Combination is completed, to be issued 6.5 million shares of common stock. New Conduit intends to vigorously defend against these claims. Regardless of its outcome, the litigation may impact the Company’s or New Conduit’s business due to, among other things, defense legal cost and the diversion of the attention of New Conduit’s management.

Change in Meeting Date and Redemption Date

On September 7, 2023, the Company issued a press release announcing that its special meeting of shareholders (the “Meeting”), which was originally scheduled for September 7, 2023, and subsequently moved to September 13, 2023, has been further postponed to 10:00 a.m., Eastern Time, on Wednesday, September 20, 2023. At the Meeting, stockholders of the Company will be asked to vote on proposals to approve, among other things, the Business Combination which was previously announced on November 8, 2022.

As a result of this change, the Meeting will now be held at 10:00 a.m., Eastern Time, on Wednesday, September 20, 2023. The Company’s stockholders can attend, vote and examine the list of the Company’s stockholders entitled to vote at the live webcast of the Meeting by visiting www.proxyvote.com before the meeting or www.virtualshareholdermeeting.com/MURF2023SM2 during the Meeting and entering the control number found on their proxy card, voting instruction form, or notice they previously received. The Meeting will be held in a virtual meeting format only. Stockholders will not be able to attend the Meeting physically.

Also, as a result of this change, Murphy Canyon has further extended the deadline for holders of its common stock to submit their publicly held shares for redemption in connection with the Business Combination to 5:00 p.m., Eastern Time, on Monday, September 18, 2023. Stockholders who wish to withdraw their previously submitted redemption requests may do so prior to the Meeting by requesting the Company’s transfer agent, Vstock Transfer, LLC, to return such shares.

Important Information for Investors and Stockholders and Where to Find It

In connection with the transactions described herein, the Company filed its Registration Statement on Form S-4 that includes a proxy statement with respect to the stockholder meeting of the Company and a prospectus with respect to securities of the combined company. The proxy statement/prospectus was sent to all of the Company’s stockholders. The Company has also filed a prospectus supplement amending the proxy statement/prospectus that was sent to all of the Company’s stockholders. The Company has filed and will also file other documents regarding the proposed Business Combination with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITIES HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AS SUPPLEMENTED, AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AS THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION.

Investors and securities holders are able to obtain free copies of the Registration Statement, proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by the Company through the website maintained by the SEC at https://sec.gov/. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://murphycanyonac.com or by written request to info@murphycanyonac.com. Additional information about the Business Combination, including a copy of the Merger Agreement by and among the Company, Conduit and Merger Sub, and investor presentations, were provided in Current Reports on Form 8-K filed by the Company with the SEC which can be accessed at www.sec.gov as well as online at https://murphycanyonac.com.

Participants in Solicitation

The Company, Conduit, and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of the Company’s directors and officers in the Company’s filings with the SEC, including the Company’s initial public offering prospectus, which was filed with the SEC on February 2, 2022, the Company’s subsequent quarterly reports on Form 10-Q, annual reports on Form 10-K and the Registration Statement. To the extent that holdings of the Company’s securities by the Company’s insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the business combination are included in the proxy statement/prospectus relating to the proposed Business Combination. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company or Conduit, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This Form 8-K, exhibit hereto and information incorporated by reference herein, contain certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between the Company and Conduit. All statements other than statements of historical facts contained in this Form 8-K, exhibit hereto and information incorporated by reference herein, including statements regarding the Company’s or Conduit’s future results of operations and financial position, the amount of cash expected to be available to Conduit after the closing and giving effect to any redemptions by the Company’s stockholders, Conduit’s business strategy, prospective product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated product candidates, and expected use of proceeds, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following risks relating to the proposed transaction: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s securities; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; the inability to obtain or maintain the listing of the Company’s common stock on Nasdaq following the Business Combination; the risk that the Business Combination disrupts current plans and operations of Conduit as a result of the announcement and consummation of the Business Combination; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; the risks that Conduit’s product candidates in development fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable authorities; costs related to the Business Combination; changes in applicable laws or regulations; the possibility that the Company or Conduit may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties to be identified in the proxy statement/prospectus relating to the Business Combination, including those under “Risk Factors” therein, and in other filings with the SEC made by the Company. Moreover, Conduit operates in a very competitive and rapidly changing environment. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond the Company’s and Conduit’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law. The Company and Conduit assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither the Company nor Conduit gives any assurance that either the Company or Conduit or the combined company will achieve its expectations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Subscription Agreement
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2023	MURPHY CANYON ACQUISITION CORP.

	By:	/s/ Jack K. Heilbron
	Name:	Jack K. Heilbron
	Title:	Chief Executive Officer

Exhibit 4.1

FORM OF WARRANT

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

COMMON STOCK WARRANT
CONDUIT PHARMACEUTICALS INC.

Warrant Shares:	Initial Exercise Date: [●][1], 2023

This Common Stock Warrant (this “Common Stock Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after [●], 2023 (the “Initial Exercise Date”) and on or prior to the earlier of (i) 5:00 p.m. (New York City time) on [●],2 2028, or (ii) the date fixed for redemption of the Warrant Shares (as defined below) as provided in Section 4 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Conduit Pharmaceuticals Inc., a Delaware corporation formerly known as Murphy Canyon Acquisition Corp. (the “Company”), up to 2,700,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Common Stock Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Common Stock Warrant is issued pursuant to that certain Subscription Agreement (the “Subscription Agreement”), dated November [●], 2022, among the Company and the Holder.

Section 1. Definitions. In addition to the terms defined elsewhere in this Common Stock Warrant, for all purposes of this Common Stock Warrant, the following terms have the meanings set forth in this Section 1.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

1 To be 30 days after the completion of the initial business combination.

2 To be five years after the completion of the initial business combination.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrant Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Black Scholes Value” means the value of this Common Stock Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 3(d), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five business days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Common Stock Warrant in accordance with the provisions of Section 3(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Common Stock Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Common Stock Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Common Stock Warrant (without regard to any limitations on the exercise of this Common Stock Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Common Stock Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Common Stock Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Common Stock Warrant with the same effect as if such Successor Entity had been named as the Company herein.

2

“Business Day” and “business day” mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Common Stock” means the Company’s common stock, par value $0.0001 per share. For the avoidance of doubt, it is understood and agreed that prior to the date hereof, the Company had Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and that in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 8, 2022, by and among Conduit Pharmaceuticals Inc. (formerly known as Murphy Canyon Acquisition Corp.), Conduit Merger Sub, Inc., and Conduit Pharmaceuticals Limited, as amended by Amendment No. 1, dated December [●], 2022, all issued and outstanding shares of Class B Common Stock were converted into Class A Common Stock and all issued and outstanding shares of Class A Common Stock were converted into the Company’s common stock, par value $0.0001 per share.

“Common Stock Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

3

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrant Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant Agent” shall be any duly appointed agent selected by the Company. The Warrant Agent shall initially be the Company.

Section 2. Exercise.

(a) Exercise of Common Stock Warrant.

(i) Exercise by Holder. Exercise of the purchase rights represented by this Common Stock Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (with a copy to the Warrant Agent) of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required.

(ii) Exercise Procedures. Notwithstanding anything herein to the contrary, subject to Section 2(d)(ii), the Holder shall not be required to physically surrender this Common Stock Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Common Stock Warrant has been exercised in full, in which case, the Holder shall surrender this Common Stock Warrant to the Company for cancellation within 3 Trading Days of the date on which the final Notice of Exercise is delivered to the Company (with a copy to the Warrant Agent). Partial exercises of this Common Stock Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within 1 business day of receipt of such notice. Subject to the provisions of Section 2(d)(ii), the Holder and any assignee, by acceptance of this Common Stock Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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(b) Exercise Price. The exercise price per share of Common Stock under this Common Stock Warrant shall be $11.50, subject to adjustment hereunder (the “Exercise Price”).

(c) Cashless Exercise. Notwithstanding anything to the contrary set forth herein, if following 60 business days from the Closing (as defined in the Subscription Agreement) and at the time of exercise hereof there is no effective registration statement registering the resale of the Warrant Shares by, or the prospectus contained therein is not available for the resale of the Warrant Shares to, the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within 2 hours thereafter (including until 2 hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

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(B) =	the Exercise Price of this Common Stock Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Common Stock Warrant in accordance with the terms of this Common Stock Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of this Common Stock Warrant being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Common Stock Warrant. The Company agrees not to take any position contrary to this Section 2(c).

(d) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of this Common Stock Warrant), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder by the date that is in the case of an exercise by the Holder, the earliest of (i) two Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Common Stock Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that, in the case of an exercise by a Holder, payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $5.00 per Trading Day (increasing to $10.00 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Common Stock Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

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(ii) Delivery of New Common Stock Warrants Upon Exercise. If this Common Stock Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Common Stock Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Common Stock Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Common Stock Warrant, which new Common Stock Warrant shall in all other respects be identical with this Common Stock Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date (other than any such failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of this Common Stock Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of this Common Stock Warrant as required pursuant to the terms hereof.

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(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Common Stock Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Common Stock Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vii) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Common Stock Warrant, pursuant to the terms hereof.

Section 3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Common Stock Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Common Stock Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Common Stock Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Common Stock Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Common Stock Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Pro Rata Distributions. During such time as this Common Stock Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Common Stock Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Common Stock Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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(d) Fundamental Transaction. If, at any time while this Common Stock Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Common Stock Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Common Stock Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Common Stock Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Common Stock Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Common Stock Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Common Stock Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Common Stock Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Common Stock Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction.

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(e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Common Stock Warrant constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Common Stock Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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(g) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Common Stock Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Redemption.

(a) Redemption. Subject to Section 4(d), all (and not less than all) of the outstanding Warrant Shares may be redeemed, in whole and not in part, at the option of the Company, at any time after the Warrant Shares become exercisable, and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6(b), at the price of $0.01 per Warrant Share (“Redemption Price”); provided that the last sales price of the shares of Common Stock has been equal to or greater than $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 Trading Days within a 30 Trading Day period commencing after the Warrant Shares become exercisable and ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the shares of Common Stock underlying the Warrant Shares for each day in the 30-Trading Day period and continuing each day thereafter until the Redemption Date (defined below).

(b) Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrant Shares, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the holders of the Warrant Shares to be redeemed at their last addresses as they shall appear on the Warrant Register (defined below). Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder received such notice.

(c) Exercise After Notice of Redemption. Subject to Section 4(f), this Common Stock Warrant may be exercised in accordance with Section 2 at any time after notice of redemption shall have been given by the Company pursuant to Section 6(b) hereof and prior to the Redemption Date; provided that the Company may require the Holder to exercise this Common Stock Warrant to elect “cashless exercise” in accordance with the procedures of Section 2(c), and the Holder must exercise this Common Stock Warrant on a cashless basis if the Company so requires. On and after the Redemption Date, the Holder of this Common Stock Warrant shall have no further rights except to receive, upon surrender of this Common Stock Warrant, the Redemption Price.

(d) No Other Rights to Cash Payment. Except for a redemption in accordance with this Section 4, the Holder shall not be entitled to any cash payment whatsoever from the Company in connection with the ownership, exercise or surrender of this Common Stock Warrant.

(e) Exclusion of Certain Common Stock Warrants. The Company understands that the redemption rights provided for by this Section 4 apply only to outstanding Warrant Shares. To the extent a person holds rights to purchase Warrant Shares, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Warrant Shares issued upon such exercise provided that the criteria for redemption is met.

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(f) Company’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Common Stock Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Common Stock Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section applies, the determination of whether this Common Stock Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the good faith discretion of the Holder, and it shall be the obligation of Holder to notify the Company within three (3) Trading Days of receipt of a Notice of Exercise from the Exercise if the Holder believes any exercise or partial exercise thereof is unexercisable because such exercise or partial exercise would cause the Holder and its Affiliates and Attribution Parties to beneficially own in excess of the Beneficial Ownership Limitation, and the reasons and basis for such belief of the Holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Common Stock Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section, even to increase the Beneficial Ownership Limitation to exceed 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Common Stock Warrant and the provisions of this Section shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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Section 5. Transfer of Common Stock Warrant.

(a) Transferability. Subject to compliance with any applicable securities laws, this Common Stock Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Common Stock Warrant at the principal office of the Company or its designated agent, which shall initially be the Warrant Agent, together with a written assignment of this Common Stock Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Common Stock Warrantor, a new Common Stock Warrant in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Common Stock Warrant evidencing the portion of this Common Stock Warrant not so assigned, and this Common Stock Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Common Stock Warrant to the Company unless the Holder has assigned this Common Stock Warrant in full, in which case, the Holder shall surrender this Common Stock Warrant to the Company within 3 Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Common Stock Warrant in full. The Common Stock Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Common Stock Warrant issued.

(b) New Common Stock Warrants. This Common Stock Warrant may be divided or combined with other Common Stock Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Common Stock Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 5(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Common Stock Warrantor, one or more new Common Stock Warrants in exchange for the Common Stock Warrants to be divided or combined in accordance with such notice. All Common Stock Warrants issued on transfers or exchanges shall be dated the original issuance date and shall be identical with this Common Stock Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Common Stock Warrant Register. The Company shall register this Common Stock Warrant, upon records to be maintained by the Company for that purpose (the “Common Stock Warrant Register”), in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Common Stock Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company has appointed the Warrant Agent to maintain the Common Stock Warrant Register, as the Company’s agent. The Company shall remain responsible for the contents of the Common Stock Warrant Register, notwithstanding the appointment of a Warrant Agent. The Company shall provide 30 days’ prior written notice to the Holder of any appointment of or change in Warrant Agent and the new Warrant Agent’s contact information, including if the Company shall itself directly maintain the Common Stock Warrant Register after a third-party Warrant Agent has been appointed.

Section 6. Miscellaneous.

(a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Common Stock Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof, except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Common Stock Warrant.

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(b) Loss, Theft, Destruction or Mutilation of Common Stock Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Common Stock Warrantor any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Common Stock Warrant, shall not include the posting of any bond), and upon surrender and cancellation of this Warrant or stock certificate, if mutilated, the Company will make and deliver a new Common Stock Warrantor stock certificate of like tenor and dated as of such cancellation, in lieu of such Common Stock Warrantor stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding business day.

(d) Authorized Shares. The Company covenants that, during the period this Common Stock Warrants outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Common Stock Warrant. The Company further covenants that its issuance of this Common Stock Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Common Stock Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Common Stock Warrant will, upon exercise of the purchase rights represented by this Common Stock Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Common Stock Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Common Stock Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Common Stock Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Common Stock Warrant.

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Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Common Stock Warrants exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Common Stock Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Common Stock Warrant(whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Common Stock Warrant), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Common Stock Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Common Stock Warrant, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Common Stock Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Common Stock Warrant, if the Company willfully and knowingly fails to comply with any provision of this Common Stock Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

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(h) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to a Holder, to its address, email address and/or facsimile number set forth on the register of Holders on file with the Company, with copies to such Holder’s representatives as set forth on such register, or to such other address, email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change;

(ii) if to the Company, to:

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Attention: Jack K. Heilbron, CEO

Email: jheilbron@presidiopt.com

with a required copy to (which copy shall not constitute notice):

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Darrin Ocasio, Esq.

E-mail: dmocasio@srf.law

(i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Common Stock Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Common Stock Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Common Stock Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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(k) Successors and Assigns. Subject to applicable securities laws, this Common Stock Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Common Stock Warrant are intended to be for the benefit of any Holder from time to time of this Common Stock Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l) Amendment. This Common Stock Warrant may be amended by the Company without the consent of any of the holders of the Warrant Shares for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Common Stock Warrant that is not inconsistent with the provisions of this Common Stock Warrant, (ii) evidencing the succession of another corporation to the Company, other than a Successor Entity pursuant to a Fundamental Transaction, and the assumption by any such successor of the covenants of the Company contained in this Common Stock Warrant, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrant Shares, and any provisions required in connection therewith, (iv) adding to the covenants of the Company for the benefit of the Holder or surrendering any right or power conferred upon the Company under this Common Stock Warrant, (v) to comply with the rules of DTC, including to permit the deposit of Warrant Shares with the DTC and settlement through the facilities thereof; or (vi) amending this Common Stock Warrant in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Holder in any material respect. All other modifications or amendments to this Common Stock Warrant, including any amendment to increase the Exercise Price or move the Termination Date, shall require the written consent of the Company and each Holder of Common Stock Warrants.

(m) Severability. Wherever possible, each provision of this Common Stock Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Common Stock Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Common Stock Warrant.

(n) Headings. The headings used in this Common Stock Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Common Stock Warrant.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Common Stock Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CONDUIT PHARMACEUTICALS INC. (formerly known as Murphy Canyon Acquisition Corp.)

By:
Name:
Title:

NOTICE OF EXERCISE

To: CONDUIT PHARMACEUTICALS INC.

CC: WARRANT AGENT

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Common Stock Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________
_______________________________
_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Common Stock Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Common Stock Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please Print)
Address:
(Please Print)
Phone Number:

Email Address:

Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Exhibit 10.1

SUBSCRIPTION AGREEMENT

September ___, 2023

Murphy Canyon Acquisition Corp.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Attention: Jack K. Heilbron, CEO

Email: jheilbron@presidiopt.com

Conduit Pharmaceuticals Limited

c/o Ogier Global (Cayman) Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

Attention: Dr. Andrew Regan; James Bligh

Email: ar@corvus.com; jb@conduitpharma.com

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Murphy Canyon Acquisition Corp., a Delaware corporation (together with its successors, the “Company”), and Conduit Pharmaceuticals Limited, a Cayman Islands exempted company (together with its successors, “Target”), in accordance with that certain Agreement and Plan of Merger, dated as of November 8, 2022 and as amended on January 27, 2023 and May 11, 2023 (as it may be amended, the “Merger Agreement”), by and among, the Company, Target, and Conduit Merger Sub, Inc., a Cayman Islands company and a direct wholly owned subsidiary of Murphy (“Merger Sub”), the Company and Target are seeking commitments to purchase units of the Company (the “Units”), with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share, of the Company (“Common Stock”) and (ii) one redeemable warrant to purchase one share of Common Stock (each, a “Company Warrant”), for a purchase price of $10.00 per Unit (the “Purchase Price”), in a private placement to be conducted by the Company (the “Offering”). Pursuant to the Merger Agreement, upon the consummation of the transactions contemplated thereby (the “Transaction Closing”), among other matters, Merger Sub will merge with and into the Target, with the Target continuing as the surviving entity following the merger (the “Merger”). In connection therewith, the undersigned subscriber (“Subscriber”), and the Company agree in this subscription agreement (this “Subscription Agreement”) as follows:

1.	Subscription. Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of Units as is set forth on the signature page of this Subscription Agreement (the “Subscribed Units”) at the Purchase Price per Unit and on the terms provided for herein. The Company may enter into agreements that are substantially similar in form to this Subscription Agreement with several different subscribers.

2.	Closing; Delivery of Subscribed Units.

(a)	The closing of the sale of Subscribed Units contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction Closing. The Closing shall occur on the date of, and immediately prior to, the Transaction Closing.

(b)	The Company shall provide written notice (which may be via email) to Subscriber (the “Closing Notice”) that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than three (3) business days after the date of the Closing Notice, which Closing Notice shall contain the Company’s wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve either party of any of its obligations hereunder. At least two (2) business days prior to the Scheduled Closing Date, Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Subscribed Units (the “Aggregate Purchase Price”) by wire transfer of U.S. dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by the Company, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to Subscriber of the Subscribed Units, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by Subscriber to the Escrow Account, or the Closing Date does not occur within three (3) business days after the Scheduled Closing Date specified in the Closing Notice, the Company shall, or shall cause the Escrow Agent to promptly (but not later than five (5) business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Subscribed Units by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such three (3) business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by the Company in good faith).

(c)	Promptly after the Closing, the Company shall deliver (or cause the delivery of) the Subscribed Units to Subscriber (or its permitted assignee) in book-entry form with restrictive legends for the number of Units as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

3.	Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a)	The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

i.	no suspension of the qualification of the Common Stock for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing;

ii.	no governmental authority of competent jurisdiction with respect to the sale of the Subscribed Units shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

iii.	all material conditions precedent to the Transaction Closing set forth in the Merger Agreement shall have been satisfied (as determined in good faith by the parties to the Merger Agreement) or waived by the parties thereto in accordance with the requirements of the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing); and

iv.	no Material Adverse Effect (as defined in the Merger Agreement) shall have occurred between the date of the Merger Agreement and the Closing Date that is continuing.

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(b)	The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

i.	all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date; and

ii.	Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c)	The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

i.	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

ii.	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing;

iii.	the Company shall have delivered a Lock-Up Agreement in substantially the form attached as Exhibit B hereto (a “Lock-Up Amendment”) for each Company stockholder that executed and delivered a Lock-Up Agreement in connection with the Merger Agreement, with such Lock-Up Amendment duly executed by such Company stockholder and the Company;

iv.	the Company shall have filed with Nasdaq Global Market an application for the listing of the Common Stock issued in the Offering and Nasdaq Global Market shall have raised no objection with respect thereto;

v.	the Merger Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended to materially adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent; and

vi.	all conditions precedent to the closing of the Transaction set forth in the Merger Agreement shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction).

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4.	Company Representations, Warranties and Covenants. The Company represents and warrants to Subscriber that:

(a)	The Company is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)	The authorized capital stock of the Company consists of (x) 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (y) 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (z) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of July 31, 2023, (i) 2,941,728 shares of Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights, including 754,000 shares that were issued in a private placement concurrently with the Company’s IPO (the “Private Shares”), (ii) 3,306,250 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and which will convert into 3,306,250 shares of Common Stock at the closing of the Transaction (the “Founder Shares”), (iii) no shares of Class A Common Stock or Class B Common Stock are held in the treasury of the Company, and (iv) 13,979,000 warrants are issued and outstanding, all of which constitute binding obligations of the Company under the law of the jurisdiction governing such warrants, and consisting of (A) 13,225,000 warrants that were issued in connection with the Company’s IPO (the “Public Warrants”) and (B) 754,000 warrants that were issued in a private placement concurrently with the Company’s IPO (the “Private Warrants”), and (v) 13,979,000 shares of Common Stock are reserved for future issuance pursuant to such Public Warrants and Private Warrants. There are no shares of Preferred Stock issued and outstanding. Each Public Warrant is exercisable for one share of Common Stock at an exercise price of $11.50. Each Private Placement Warrant is exercisable for one share of Common Stock at an exercise price of $11.50.

(c)	The Subscribed Units have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Units will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or under the laws of the State of Delaware. There are 2,000,000 shares of Common Stock reserved for future issuance pursuant to such Company Warrants.

(d)	This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(e)	Assuming the accuracy of Subscriber’s representations and warranties in Section 5, the execution, delivery and performance of this Subscription Agreement and the consummation by the Company of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Subscribed Units) in compliance herewith will be done in accordance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and none of the foregoing will result in (i) a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscribed Units or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscribed Units or the legal authority or ability of the Company to perform in all material respects it obligations under the terms of this Subscription Agreement, subject, in the case of the foregoing clauses (i) and (iii) with respect to the consummation of the transactions therein contemplated.

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(f)	All reports (the “SEC Reports”) filed or required to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed as of the time of the execution of this Subscription Agreement and at the time of the Transaction Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods presented, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes.

(g)	The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in the Company). Other than compensation paid or payable to A.G.P./Alliance Global Partners, as the transaction advisor (the “Financial Advisor”), the Company is not aware of any person that has been or will be paid (directly) remuneration for solicitation of purchasers in connection with the sale of any Units in the Offering.

(h)	Assuming the accuracy of the representations and warranties of the Subscriber in Section 5, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Subscribed Units pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with the terms of this Subscription Agreement, (iv) those required by the Nasdaq, and (v) those filings as to which the failure to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)	The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)	The Company is not, and immediately after receipt of payment for the Subscribed Units, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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(k)	Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Subscribed Units in the manner contemplated by this Subscription Agreement, it is not necessary to register the Subscribed Units under the Securities Act. The Subscribed Units (i) were not offered to Subscriber by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(l)	Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(m)	From the date hereof until 180 days after the Closing, neither the Company nor any subsidiary of the Company shall, other than an Exempt Issuance (as defined below), (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, or (ii) other than a registration statement in connection with the registration rights granted to such Subscriber pursuant to Section 6 below, file any registration statement or any amendment or supplement thereto. For purposes hereof, “Exempt Issuance” means the issuance of (a) Common Stock, options and other awards to employees, officers or directors of, or consultants or other independent contractors to, the Company pursuant to any equity incentive plan duly adopted for such purpose, (b) securities upon the exercise or exchange of or conversion of any Units, Common Stock, or Company Warrants issued hereunder and/or other securities exercisable or exchangeable for or convertible into Common Stock are issued and outstanding on the date of this Subscription Agreement, provided that such securities have not been amended since the date of this Subscription Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits (by way of share dividends or otherwise) or combinations) or to extend the term of such securities and (c) securities issued pursuant to acquisitions, joint ventures or other strategic transactions approved by the Company’s Board of Directors or a duly authorized committee thereof, and provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(n)	Following the Disclosure Time (as defined in Section 9(l)) or otherwise as required by applicable law, the Company covenants and agrees that neither it, nor any other person acting on its behalf will provide any Subscriber or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Subscriber shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company; provided, that each Subscriber shall be solely responsible for its compliance with federal, state and foreign securities laws.

(o)	Other than other Subscription Agreements entered into simultaneously herewith, the Company has not entered into any side letter or similar agreement with any subscriber in connection with such subscriber’s direct or indirect investment in the Company or with or any other investor, and such other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Purchase Price per Unit and terms with respect to the purchase of shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement.

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(p)	The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

5.	Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to the Company that:

(a)	Subscriber is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause i. or ii. below:

i.	Applicable to U.S. investors: At the time Subscriber was offered the Subscribed Units, it was, and as of the date hereof, Subscriber is (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, (ii) acquiring the Subscribed Units only for its own account and (iii) not acquiring the Subscribed Units for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Units.

ii.	Applicable to non-U.S. investors: Subscriber understands that the sale of the Subscribed Units is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Subscribed Units in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Subscribed Units hereunder outside of the U.S. The Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. Subscriber understands and agrees that Subscribed Units sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b)	Subscriber understands that the Subscribed Units are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Units delivered at the Closing will not have been registered under the Securities Act. Subscriber understands that the Subscribed Units may not be resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law) or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the U.S. within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the U.S., and that any certificates (if any) or any book-entry securities representing the Subscribed Units delivered at the Closing shall contain a legend or restrictive notation to such effect. Subscriber acknowledges that the Subscribed Units will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Units, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Units and may be required to bear the financial risk of an investment in the Subscribed Units for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Units.

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(c)	Subscriber understands and agrees that Subscriber is purchasing Subscribed Units directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Company, the Target or any of their respective officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Subscribed Units and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and Target, including all business, legal, regulatory, accounting, credit and tax matters.

(d)	Subscriber’s acquisition and holding of the Subscribed Units will not constitute or result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(e)	Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Units. Without limiting the generality of the foregoing, Subscriber acknowledges that it has received and carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated February 2, 2022, and filed with the SEC on February 4, 2022 (File No. 333-262036) (the “IPO Prospectus”) filed in connection with the Company’s initial public offering (the “IPO”)), (ii) each filing made by the Company with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Merger Agreement, a copy of which has been or is being filed by the Company with the SEC, and (iv) the investor presentation by the Company and Target (the “Investor Presentation”), a copy of which has been furnished by the Company to the SEC. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Units. Subscriber has conducted its own investigation of the Company, Target and the Subscribed Units and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed Units. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Subscribed Units hereunder, except as otherwise provided herein, and that, in purchasing the Subscribed Units, Subscriber is not relying upon any projections contained in the Investor Presentation.

(f)	Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Units, including those set forth in the Disclosure Documents and in the SEC Reports. Subscriber is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and has exercised independent judgment in evaluation its participation in the purchase of the Subscribed Units. Subscriber has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Subscribed Units (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (v) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Units. Subscriber is able to bear the substantial risks associated with its purchase of the Subscribed Units, including the loss of its entire investment therein.

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(g)	Subscriber became aware of this Offering of the Subscribed Units solely by means of direct contact between Subscriber and the Company, the Financial Advisor or a representative of the Company or the Financial Advisor, and the Subscribed Units were offered to Subscriber solely by direct contact between Subscriber and the Company, the Financial Advisor or a representative of the Company or the Financial Advisor. Subscriber acknowledges that the Company represents and warrants that the Subscribed Units (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber has a substantive pre-existing relationship with the Company, the Target or their respective affiliates or the Financial Advisor for this Offering of the Subscribed Units. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(h)	In making its decision to purchase the Subscribed Units, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Financial Advisor concerning the Company, Target or the Subscribed Units or the offer and sale of the Subscribed Units. Subscriber acknowledges and agrees that Subscriber had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Units.

(i)	Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Subscribed Units or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Filings.

(j)	If an entity, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of formation or incorporation.

(k)	The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, and, if Subscriber is not an individual, will not violate any provisions of Subscriber’s organizational documents. The signature on this Subscription Agreement is genuine, and the signatory, if Subscriber is an individual, has legal competence and capacity to execute the same or, if Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(l)	Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Subscribed Units nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

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(m)	Subscriber is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the U.S. and administered by OFAC (“OFAC List”), owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, or a person prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank or (iv) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the U.S. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Units were legally derived.

(n)	Neither Subscriber, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with Subscriber, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of the Subscribed Units by Subscriber will not subject the Company to any Disqualification Event.

(o)	No disclosure or offering document has been prepared by the Financial Advisor in connection with the offer and sale of the Subscribed Units. Subscriber agrees that the Financial Advisor and each of its respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Target or the Subscribed Units or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company. In connection with the issue and purchase of the Subscribed Units, the Financial Advisor have not acted as Subscriber’s financial advisor or fiduciary.

(p)	Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information, as applicable, relating to the Company.

(q)	Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to the Company pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(r)	If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Units, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Units and (ii) the acquisition and holding of the Subscribed Units.

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(s)	Subscriber hereby acknowledges and agrees that it will not, and will cause each person acting at Subscriber’s direction or pursuant to any understanding with Subscriber to not, directly or indirectly offer, sell, pledge, contract to sell or sell any option to purchase, or engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, in each case that result in Subscriber having a net short cash position in respect of the Units until the Closing (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, nothing contained herein shall prohibit Subscriber from (i) any purchase of securities by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) any sale (including the exercise of any redemption right) of securities of the Company (A) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement. Notwithstanding the foregoing, (1) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Offering or the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and (2) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Units covered by this Subscription Agreement.

(t)	Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

6.	Registration Rights; Indemnification.

(a)	The Company agrees that, within fifteen (15) business days after the Closing, the Company will use reasonable best efforts to file with the SEC (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of shares of Common Stock included in the Subscribed Units and the shares of Common Stock issued and issuable upon exercise of the Company Warrants (the “Registrable Securities”), which Registration Statement may register the resale of other shares of the Common Stock, including, without limitation, the Founder Shares, the Private Shares, the shares of Common Stock issuable upon exercise of the Public Warrants and the shares of Common Stock issuable upon exercise of the Private Warrants, and the Company shall use reasonable best efforts to cause such Registration Statement to become effective within 60 business days following the Closing. If the Registration Statement is not effective by the 60th business day following the Closing, the Company and Subscriber acknowledge and agree that Subscriber may, until such time as there is an effective registration statement covering the Registrable Securities and during any period when the Company will have failed to maintain an effective registration statement covering the Registrable Securities, exercise the Company Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption and as specified pursuant to the terms of the Company Warrants. The Company agrees that it will use its reasonable best efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two years from the issuance of the Registrable Securities, (ii) the date on which Subscriber ceases to hold the Registrable Securities covered by such Registration Statement, or (iii) on the first date on which Subscriber can sell all of its Registrable Securities under Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation as to the manner of sale or the amount of such equity interests that may be sold. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Registrable Securities to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the Registrable Securities of the Company held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. If the SEC prevents the Company from including any or all of the Registrable Securities proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s Registrable Securities by the applicable stockholders or otherwise, (i) such Registration Statement shall register for resale such number of the Company registrable securities which is equal to the maximum number of the Company registrable securities as is permitted by the SEC and (ii) the number of the Company registrable securities to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. The Company will provide a draft of the Registration Statement to Subscriber for review reasonably in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. “Registrable Securities” shall include the Registrable Securities acquired pursuant to this Subscription Agreement and any other equity security of the of the Company issued or issuable with respect to the Registrable Securities by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise, but not, for the avoidance of doubt, any other equity security of the Company owned or acquired by Subscriber. For as long as Subscriber holds the Registrable Securities issued pursuant to this Subscription Agreement, the Company shall (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as the Company remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Registrable Securities pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

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(b)	The Company shall, at its sole expense, advise Subscriber within five (5) business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(c)	The Company may delay filing or suspend the use of any such Registration Statement if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that the Company (i) may not delay or suspend the Registration Statement on more than 2 occasions or for more than 75 consecutive calendar days, or more than 120 total calendar days, in each case during any 12 month period, and (ii) shall use reasonable best efforts to make such Registration Statement available for the sale by Subscriber of such Registrable Securities as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, Subscriber will deliver to the Company or destroy all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(d)	Until the earliest of (i) the first date on which the Subscriber can sell all of its Registrable Securities, under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and (ii) two years from the Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act, and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. At any time during the period commencing from the 12-month anniversary of the Closing and ending at such time that all of the Registrable Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) (as defined below) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) and the Registrable Securities are not then registered for resale by the Subscriber under the Securities Act (a “Public Information Failure”) then, in addition to such Subscriber’s other available remedies and unless all of the Registrable Securities were registered the Company’s registration statement on Form S-4 to be declared effective by the SEC on the Closing Date, the Company shall pay to a Subscriber, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Registrable Securities, an amount in cash equal to one (1%) of the aggregate Purchase Price of the Subscriber’s Subscribed Units on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) (“Monthly Liquidated Damage”) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Subscriber to transfer the Registrable Securities pursuant to Rule 144; provided that in no event shall the Monthly Liquidated Damage hereunder exceed one (1%) of the aggregate Purchase Price of the Subscriber’s Subscribed Units. The payments to which the Subscriber shall be entitled pursuant to this Section 6(d) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the last day of the calendar month during which such Public Information Failure Payments are incurred. In no event shall the Company be required hereunder to pay to such Subscriber an aggregate amount that exceeds 6.0% of the aggregate Purchase Price paid by such Subscriber for its Subscribed Units pursuant to this Subscription Agreement. The Company may suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, as amended; provided, that, the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

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(e)	From and after the Closing, the Company agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, Financial Advisor or sales agent to or through which Subscriber effects or executes the resale of any Registrable Securities (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Securities (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber expressly for use therein. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(f)	From and after the Closing, Subscriber agrees to, severally and not jointly with any other selling stockholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by Company Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Registrable Securities (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by Subscriber expressly for use therein. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

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7.	Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Merger Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; or (d) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Outside Date (as defined in, and including any extension made in compliance with the terms of, the Merger Agreement); provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 8 through 10 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination of the Merger Agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by Subscriber to the Company for the Aggregate Purchase Price hereunder shall be promptly returned to Subscriber.

8.	Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment securities acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Class A Common Stock or Class B Common Stock in connection with the consummation of the Company’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 12 months after the closing of the IPO and as subject to extension by an amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Company and its Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event the Company or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 8 shall not affect any rights of Subscriber or its affiliates to receive distributions from the Trust Account in their capacities as Public Stockholders upon the redemption of their shares or the liquidation of the Company if it does not consummate a Business Combination prior to its deadline to do so. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 8 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

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9.	Miscellaneous.

(a)	Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Subscribed Units acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio.

(b)	The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Units, and Subscriber shall provide such information to the Company promptly upon such request, it being understood by Subscriber that the Company may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by the Company to evaluate Subscriber’s eligibility or the Company determines that Subscriber is not eligible. On or prior to the Closing Date, the Company and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(c)	Subscriber acknowledges that the Company, the Financial Advisor and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing. Subscriber agrees that the purchase by Subscriber of Subscribed Units from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Subscriber acknowledges and agrees that the Financial Advisor and Target are each a third-party beneficiary of the representations, warranties and covenants of Subscriber contained in Section 5 of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if each were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(d)	The Company, Target and the Financial Advisor are entitled to rely upon this Subscription Agreement and the respective representations and warranties contained herein and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

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(e)	All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f)	This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(g)	This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and Subscriber in connection with the Offering).

(h)	This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)	If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)	This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)	The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l)	Subscriber hereby acknowledges that the terms of this Subscription Agreement will be disclosed by the Company in a Current Report on Form 8-K filed with the SEC by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement (the time of such filing, “Disclosure Time”) and a form of this Subscription Agreement will be filed with the SEC as an exhibit thereto. From and after the Disclosure Time, the Company represents to the Subscriber that it shall have publicly disclosed all material, non-public information delivered to the Subscriber by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by the Subscription Agreement and the Merger Agreement. In addition, effective upon the Disclosure Time, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, agents, employees or affiliates on the one hand, and any of the Subscribers or any of their affiliates on the other hand, shall terminate. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction or the Closing (including filings with the SEC).

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(m)	This Subscription Agreement and all actions arising out of or in connection with this Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the applicable of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 9(n). Nothing in this Section 9(m) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)	All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

a.	If to the Company, to:

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

Attention: Jack K. Heilbron, CEO

Email: jheilbron@presidiopt.com

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Darrin Ocasio, Esq.

E-mail: dmocasio@srf.law

b.	Notice to Subscriber shall be given to the address underneath such Subscriber’s name on the signature pages hereto.

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(o)	The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company prior to the closing of a Business Combination will include the Company’s sponsor, Murphy Canyon Acquisition Sponsor, LLC.

(p)	At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(q)	The parties hereto agree that (i) the Financial Advisor is an express third-party beneficiary of their express rights in this Subscription Agreement, including Sections 4, 5, 9(c)–(d), 9(f) and 10 of this Subscription Agreement, and (ii) Target is an express third-party beneficiary of their express rights in this Subscription Agreement, including Sections 4, 5, 9(c)–(d), and 9(f) of this Subscription Agreement.

10.	Non-Reliance and Exculpation. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company. Subscriber acknowledges and agrees that neither the Financial Advisor nor any affiliate of the Financial Advisor has provided Subscriber with any information or advice with respect to the Subscribed Units nor is such information or advice necessary or desired. In connection with the issuance of the Subscribed Units, Subscriber acknowledges and agrees that neither the Financial Advisor nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other Representatives of any such other purchaser) nor (ii) the Financial Advisor, its respective affiliates or any of its or its affiliates’ respective control persons, officers, directors or employees or other Representatives, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Units. Subscriber acknowledges that neither the Financial Advisor, nor its respective Representatives: (a) shall be liable to Subscriber for any improper payment made in accordance with the information provided by the Company; (b) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company or the Target pursuant to this Subscription Agreement or the Merger Agreement (together with any related documents, the “Transaction Documents”); or (c) shall be liable to Subscriber (whether in tort, contract or otherwise) (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Subscription Agreement or any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement or any Transaction Document, except for their gross negligence, willful misconduct or bad faith.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

MURPHY CANYON ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Subscription Agreement]

[SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:
Signature of Authorized Signatory of Subscriber:
Name of Authorized Signatory:
Title of Authorized Signatory:
Address for Notice to Subscriber:
Attention:
Email:
Facsimile No.:
Telephone No.:
Address for Delivery of Subscribed Units to Subscriber (if not same as address for notice):
Subscription Amount: $20,000,000.00
Number of Subscribed Units:
Subscriber status (mark one): ☐ U.S. investor ☐ Non-U.S. investor
EIN Number:

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

________	(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of Subscriber’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

________	(ii)	A natural person who had an individual income in excess of $200,000, or joint income with Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” Subscriber should add to Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

________	(iii)	A director or executive officer of the Company;

________	(iv)	A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

________	(v)	A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

________	(vi)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

________	(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

A-1

________	(viii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under the Section 203(l) or (m) of the Investment Advisers Act;

________	(ix)	An insurance company as defined in Section 2(13) of the Exchange Act;

________	(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

________	(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

________	(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

________	(xiii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

________	(xiv)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

________	(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

________	(xvi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000; and/or

________	(xvii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company.

________	(xviii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

________	(xix)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

________	(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

________	(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or
________	(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

________	(xxiii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

A-2

2.1	Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Individual	☐	Limited Partnership
☐	Corporation	☐	General Partnership
☐	Revocable Trust	☐	Limited Liability Company
☐	Other Type of Trust (indicate type):
☐	Other (indicate form of organization):

2.2.1	If Subscriber is not an individual, indicate the approximate date Subscriber entity was formed:

2.2.2	If Subscriber is not an individual, initial the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Subscribed Units and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

__________ True

__________ False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

A-3

Subscriber:

Subscriber Name:

By:

Signatory Name:
Signatory Title:

Date:

A-4

Exhibit B

Form of Lock-Up Amendment

See attachment.

B-5